Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated March 2, 2016, relating to the consolidated financial statements of Intelligent Systems Corporation appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2015, into this Registration Statement on Form S-8 relating to the Intelligent Systems Corporation 2003 Incentive Stock Plan, the Intelligent Systems Corporation 2015 Stock Incentive Plan, and the Intelligent Systems Corporation 2011 Non-Employee Directors’ Stock Plan.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia

May 12, 2016